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                                                                    EXHIBIT 99.2

CONTACT: ROBERT M. ADAMOV
         CALIBER SYSTEM, INC.
         (330) 665-8894

                                                          FOR IMMEDIATE RELEASE

CALIBER SYSTEM INC. ANNOUNCES MANAGEMENT CHANGES AT  VIKING FREIGHT

         AKRON, OHIO, NOVEMBER 14, 1996 -- Daniel J. Sullivan, Chairman of the Board, President and CEO of Caliber System, Inc. (NYSE:CBB), announced today several management changes at its superregional carrier, Viking Freight, Inc., which is headquartered in San Jose, California.

         Douglas G. Duncan, 45, has been named as Vice President - Sales & Marketing for Viking and replaces David H. Hess, 60, who has left the company. Duncan, Caliber's Vice President - Corporate Marketing, previously held a number of senior sales, marketing and operational positions with Roadway Express, Inc. prior to its spin off earlier this year. In addition to his current responsibilities, David B. Edmonds, 39, Caliber's Vice President - Corporate Sales, assumes Duncan's responsibility for Caliber's Corporate Marketing.

         John B. Keen, 58, Viking's Senior Vice President - Finance, has retired. John P. Chandler, 53, Caliber's Vice President & Treasurer, assumes the additional responsibility of interim CFO for Viking while a search is conducted to fill Keen's position. Viking is also conducting a search to fill the position of Vice President - Human Resources which had been held by Terry L. Stambaugh, 43, who has left Viking to pursue other interests.

         Ronald G. Pelzel, President of Viking commented, "We appreciate the contributions made by John, Dave and Terry over the years and wish them well. We are excited about Doug's move to Viking and are looking forward to his strategic marketing direction and sales leadership. Doug will continue to build on his past track record of sales and marketing successes, assist in achieving profitable business growth and bring additional strength to the Viking management team. Doug has a breadth of transportation experience in his more than 20 years with various Caliber companies and is relentless in his dedication to satisfying customer needs."

         Caliber System, Inc. is a leading provider of value-added transportation, logistics and related information services. Its operating companies include RPS, a business-to-business small-package carrier; Viking Freight, a supplier of premium regional and national freight service; Caliber Logistics, a contract logistics provider; Roberts Express, a critical-shipment carrier; and Caliber Technology, a producer of integrated information services.

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